MutualFirst Financial, Inc. Announces Full Redemption of SBLF Preferred Shares

MUNCIE, Ind., Dec. 23, 2013 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of MutualBank, announced today that the Company has redeemed all remaining shares of the preferred stock that the Company issued to the Treasury under the Small Business Lending Fund program ("SBLF"). 21,692 shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends for a total of $22,037,866.89.

The full redemption was approved by the Company's regulators and was funded with a dividend from MutualBank. After this full redemption, the Company and MutualBank continue to have capital in excess of the levels necessary to be deemed well-capitalized under applicable regulatory standards.

David Heeter, President and Chief Executive Officer of the Company commented, "Our participation in the SBLF was advantageous to our Company as we emerged from the recession. This full redemption will not have any impact on our commitment to funding small business lending in all markets we serve."

Heeter continued, "We are very pleased that MutualBank and MutualFirst have sufficient capital to fully redeem the SBLF Preferred shares without incurring any dilution to our common shareholders or additional debt. We are a strong institution, and the elimination of the additional expenses associated with this program will make us even stronger."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution. The company has thirty-one full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank is a leading mortgage lender in each of the market areas it serves, and provides a full range of financial services including business banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: David W. Heeter, President and CEO, 765-747-2880; Chris Cook, CFO, 765-747-2945